EXHIBIT 10.6

GUARANTY

October 29, 2004

Subject to the terms and conditions of this Guaranty, WACHOVIA CORPORATION, a North Carolina corporation (“Guarantor”) guarantees the payment of any and all of the Guaranteed Obligations (defined below), whether absolute or contingent, payable by BOISE LAND & TIMBER, L.L.C., a Delaware limited liability company (“Obligor”) to BOISE CASCADE CORPORATION (“Guaranteed Party #1”) and BOISE SOUTHERN COMPANY (“Guaranteed Party #2”, and collectively with Guaranteed Party #1, each a “Guaranteed Party” and collectively the “Guaranteed Parties”, and together with any subsequent Holder of an Installment Note (defined below), collectively, the “Beneficiary”).  For purposes of this Guaranty, the “Guaranteed Obligations” are defined as the payments of principal and interest due (as and when such payments shall become due and payable) under the terms of each of the notes described below:

(A)                              Installment Note dated as of the date of this Guaranty executed by Obligor in favor of Guaranteed Party #1 in the original principal amount of $559,500,000 (“Installment Note #1”);

(B)                                Installment Note dated as of the date of this Guaranty executed by Obligor in favor of Guaranteed Party #2 in the original principal amount of $258,000,000 (“Installment Note #2” and together with Installment Note #1, each an “Installment Note” and collectively, the “Installment Notes”).

Capitalized terms not otherwise defined in this Guaranty shall have the meanings assigned under each Installment Note.

AGREEMENT

1.                                       Guarantor agrees that its obligations under this Guaranty shall be absolute, irrespective of the validity, regularity or enforceability of this Guaranty or the Guaranteed Obligations, the power, authority or capacity of the Obligor, the absence of any action to enforce this Guaranty or the Guaranteed Obligations, the recovery of any judgment against Obligor or any action to realize upon or to enforce payment of the Guaranteed Obligations, the winding up or dissolution of Obligor or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

2.                                       Except as set forth in Paragraph 3 below, Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of any or all of the Guaranteed Obligations, presentment, protest, notice, demand or action or delinquency in respect of the any or all of Guaranteed Obligations, including, without limiting the foregoing, any right to require a proceeding first against Obligor, any other guarantor, any other entity or person obligated in relation to the any or all of Guaranteed Obligations.  Guarantor’s obligations under this Guaranty shall not be delayed or restrained upon the commencement of any bankruptcy or insolvency proceedings in relation to

Obligor or any of its property whether or not any collection, enforcement or other action against Obligor or any of its property is stayed or enjoined.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, Guarantor’s obligations under this Guaranty in relation to such payment shall be reinstated at such time as though such payment had not been made.

3.                                       Upon the failure by Obligor to make any payment of principal or interest due under any Installment Note, Beneficiary shall make a written notice of demand (a “Demand”) for payment by faxing such Demand (and confirming receipt by telephone) to Guarantor, at Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288, Attention: Thomas J. Wurtz, Treasurer, fax no. (704) 374-2040, telephone no. (704) 374-2250, with a copy to Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288, Attention: J. Parrish McCormack, Esq., fax no. (704) 383-0353, telephone no.
(704) 374-6509, or such other address which may be designated by Guarantor by notice to Beneficiary in writing.  Each Demand shall be in the form (with the blanks filled in appropriately) specified pursuant to subparagraphs (a), (b) or (c) below, as applicable:

(a)                                  If the Demand is being made with respect to failure to pay regularly scheduled interest when due (without regard to any applicable cure period) under an Installment Note (an “Interest Payment Default”), Beneficiary’s notice of Demand shall be in the form of attached Annex A and shall be delivered to Guarantor within sixty (60) days of the date of such Interest Payment Default; or

(b)                                 If the Demand is being made with respect to the failure to pay principal and interest due under an Installment Note upon an acceleration of such Installment Note as a result of an Event of Default under the Installment Note (an “Accelerated Payment Default”), Beneficiary’s notice of Demand shall be in the form of attached Annex B and shall be delivered to Guarantor within one hundred twenty (120) days of the date on which Event of Default occurred; or

(c)                                  If the Demand is being made with respect to failure to pay regularly scheduled interest and principal under the Installment Note on the Maturity Date (a “Maturity Date Default”), Beneficiary’s notice of Demand shall be in the form of attached Annex C and shall be delivered to Guarantor within one hundred twenty (120) days of the Maturity Date.

Nothing in this Guaranty shall prohibit multiple Demands for payment by Beneficiary with regard to an Installment Note; provided, however, that more than one Demand may be made for Interest Payment Defaults under an Installment Note, but only one Demand may be made for an Accelerated Payment Default or a Maturity Date Default under a particular Installment Note.  Once a Demand for an Accelerated Payment Default or a Maturity Date Default has been made, no further Demands may be made by Beneficiary with respect to such Installment Note.  A Demand may be made pursuant to this Guaranty at any time on a Business Day during Guarantor’s regular business hours.  As used in this Guaranty, “Business Day” shall mean any day other than a Saturday or Sunday, or a day on which commercial banks in North Carolina or New York are authorized by law to close.

Notwithstanding anything to the contrary in this Guaranty, Guarantor shall only be liable to Beneficiary for the payment of:

(i)                                     upon an Interest Payment Default, the regularly scheduled payment of interest which was due on the applicable Installment Note on the date of such Interest Payment Default (provided a Demand was delivered to Guarantor within the notice period set forth in subparagraph (a) above);

(ii)                                  upon an Accelerated Payment Default, (A) accrued and unpaid interest on the applicable Installment Note from the last Payment Date on which payment was made through and until the earlier to occur of (1) the first Business Day after the date of delivery of the applicable Demand to Guarantor and (2) the date which is two hundred forty (240) days from such Payment Date, and (B) the outstanding principal balance of such Installment Note (provided a Demand was delivered to Guarantor within the notice period set forth in subparagraph (b) above); and

(iii)                               upon a Maturity Payment Default, (A) accrued and unpaid interest on the applicable Installment Note from the last Payment Date on which payment was made through and until the earlier to occur of (1) the first Business Day after the date of delivery of the applicable demand to Guarantor and (2) the date which is two hundred forty (240) days from such Payment Date, and (B) the outstanding principal balance of such Installment Note (provided a Demand was delivered to Guarantor within the notice period set forth in subparagraph (c) above).

Further notwithstanding anything to the contrary in this Guaranty, Guarantor shall have no liability to Beneficiary for any Guaranteed Obligations for which a Demand is not delivered to Guarantor within the notice periods set forth in subparagraphs (a), (b) and (c) above.

4.                                       Guarantor agrees that (i) any such written notice of demand properly delivered prior to 12:00 noon (Eastern Standard Time or Daylight Time, as applicable) on any Business Day will be honored no later than 3:00 p.m. (Eastern Standard Time or Daylight Time, as applicable) on the next succeeding Business Day, and (ii) any such written notice of demand properly delivered after 12:00 noon (Eastern Standard Time or Daylight Time, as applicable) on any Business Day will be honored no later than 3:00 p.m. (Eastern Standard Time or Daylight Time, as applicable) on the second succeeding Business Day.  Payments under this Guaranty shall be made in immediately available funds in US dollars in accordance with the payment instructions set forth in such written notice of demand.

5.                                       This Guaranty is a continuing guarantee of payment and will not be discharged except upon (i) complete indefeasible payment of the Guaranteed Obligations, notwithstanding any extensions, waivers, amendments, renewals or any other modifications or indulgences in relation to, or substitutions for, the Guaranteed Obligations or any part thereof, or (ii) the termination of this Guaranty by Beneficiary by written notice to Guarantor.

6.                                       Guarantor represents at all times under this Guaranty that: (a) it is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction or organization or formation; (b) it is duly authorized to enter into and perform its obligations under this Guaranty;

(c) nothing in this Guaranty violates or conflicts with any applicable law or regulation, any of its constitutional documents, or any contractual agreement binding on it; (d) all governmental consents required for this Guaranty are in effect; and (e) its obligations under this Guaranty are legally binding and enforceable except as general principles of equity and bankruptcy or other similar laws affect the enforcement of creditors’ rights generally.

7.                                       Until complete indefeasible payment of the Guaranteed Obligations, Guarantor shall not exercise any right of subrogation in relation to payments made by Guarantor pursuant to this Guaranty.  Guarantor waives any benefit of collateral (if any) which may from time to time secure all or any of Guaranteed Obligations and authorizes Beneficiary to take any action or exercise any remedy in relation to the Guaranteed Obligations without notice to Guarantor.  Guarantor acknowledges that the Guaranteed Obligations are subject to limitations set forth in the Installment Notes and that to the extent Guarantor is subrogated under this Guaranty to Beneficiary’s rights under the Installment Notes, such rights will remain subject to all limitations applicable to the Guaranteed Obligations.

8.                                       Guarantor shall pay all costs, fees and expenses (including reasonable attorneys’ fees) incurred by Beneficiary in collecting or enforcing the Guaranteed Obligations.

9.                                       No provision of this Guaranty may be amended, supplemented or modified, or any of the terms and provisions of this Guaranty waived, except by a written instrument executed by Guarantor and Beneficiary.  Any release of Guarantor under this Guaranty shall be ineffective unless in writing executed by the Beneficiary.

10.                                 This Guaranty shall bind Guarantor, its successors and assigns; inure to the benefit of Beneficiary, its successors and assigns; and be governed by the laws of New York.  Guarantor shall have no right to assign its obligations to any other party without the written consent of Beneficiary.  With respect to any suit, action or proceedings relating to this Guaranty, Guarantor irrevocably waives (to the fullest extent permitted by law) any and all right to trial by jury in any legal proceeding in connection with this Guaranty.

11.                                 All payments under this Guaranty will be made without any deduction or withholding for or on account of any taxes (other than stamp, registration, documentation, or similar tax) unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If Guarantor is so required to deduct or withhold on account of such taxes, then the Guarantor will (i) promptly notify Beneficiary of such requirement; (ii) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any amount paid by Guarantor to Beneficiary under clause (iv) below) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Beneficiary; (iii) promptly forward to Beneficiary an official receipt (or a certified copy), or such other documentation reasonably acceptable to Beneficiary, evidencing such payment to such authorities; and (iv) pay to Beneficiary, in addition to the payment which Beneficiary is otherwise entitled under this Guaranty, such additional amount as is necessary to ensure that the net amount actually received by Beneficiary (free and clear of any such taxes, whether assessed against

Guarantor or Beneficiary) will equal the full amount Beneficiary would have received had no such deduction or withholding been required.

12.                                 This Guaranty is nonnegotiable, and the benefits of this Guaranty may not be transferred by Beneficiary except in conjunction with the transfer of an Installment Note.

13.                                 Any provision of this Guaranty which is prohibited or determined by a court of law to be unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.                                 Notices or communications in respect of this Guaranty shall be addressed to Guarantor at its address provided below.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the day first above written.

WACHOVIA CORPORATION, a North Carolina corporation

By:	/s/ Thomas J. Wurtz
Thomas J. Wurtz,
Treasurer

Address: Wachovia Corporation
301 S. College Street
Charlotte, NC 28288
Attn: Thomas J. Wurtz, Treasurer
Telephone: (704) 374-2250
Facsimile: (704) 374-2040